Exhibit 99.1

Special Attention Bulletin

September 9, 2008
Bulletin No. 1296

GSE Credit Facility

Dear Chief Executive Officer:

On September 7, 2008, U.S. Treasury Secretary Henry M. Paulson announced the establishment of a secured credit facility for the 12 Federal Home Loan Banks, Fannie Mae, and Freddie Mac. Today, the Federal Home Loan Bank of San Francisco and the other 11 Federal Home Loan Banks each signed a Lending Agreement with the U.S. Department of the Treasury for this facility. According to Secretary Paulson, the GSE Credit Facility is intended to serve as a liquidity backstop and will be available until December 2009.

In commenting on the new credit facility, Federal Housing Finance Agency Director James B. Lockhart noted, "The Federal Home Loan Banks have performed remarkably well over the last year as they have a different business model than Fannie Mae and Freddie Mac and a different capital structure that grows as their lending activity grows. They are jointly and severally liable for the Bank System's debt obligations and all but one of the 12 are profitable. Therefore, it is very unlikely that they will use the facility."

The backstop credit facility demonstrates the support of the U.S. Treasury for all of the housing GSEs. Despite the current challenges in the housing and mortgage markets, the Bank will continue to focus on meeting members' liquidity needs, maintaining the Bank's safety and soundness, and protecting our members' collective investment in the Bank.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements, including the likelihood of using the GSE Credit Facility, are based on the Bank's current assumptions and expectations and speak only as of the date of this bulletin. These statements may use forward-looking terms, such as "intended," "unlikely," and "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular expectation is realized. These risks and uncertainties include, but are not limited to, changes in economic and market conditions and changes in investor demand for consolidated obligations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.